Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Report to Shareholders of Schroder U.S. Opportunities Fund and Schroder International Alpha (constituting Schroder Capital Funds (Delaware)), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 18, 2014